UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2010

Commission File Number: 333-142860

NACEL ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Wyoming	20-4315791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9375 E. Shea Blvd., Suite 100 Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

(602) 235-0355
(Registrant telephone including area code)

Check the appropriate item below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 8, 2010, the Board of Directors of Nacel Energy Corporation (“Nacel Energy” or the “Company”) appointed Mark Schaftlein, the Company’s Chief Financial Officer, as a member of the Board of Directors. Brian Lavery then resigned as a member of the Board of Directors. Mark Schaftlein then resigned as the Company’s Chief Financial Officer. The Board of Directors then appointed Andre Schwegler as the Company’s new Chief Financial Officer.

Biographical information for Mark Schaftlein is contained in the Company’s Form 8-K as filed with the Commission on July 20, 2009.  The business experience for at least the last five years of Andre Schwegler, the newly appointed Chief Financial Officer, is as follows:

Since 2003, Andre Schwegler, age 53, has been a managing director and licensed securities representative of TerraNova Capital Partners, Inc. and its wholly-owned subsidiary  European American Equities Inc., a broker-dealer which, effective as of June 15, 2009, has provided investment banking services to the Company. Mr. Schwegler earned his Bachelor of Science in Business and Engineering from the Clarkson University in 1978.

Effective as of January 8, 2010, the Employment Agreement between the Company and Mark Schaftlein was modified and amended. Since he is no longer Chief Financial Officer of the Company but will be a director, the compensation of Mr. Schaftlein was reduced so that he will receive $7,500 per month for the period ending December 31, 2010 and shall thereafter receive minimum compensation of $7,500 per month, subject to review and potential adjustment at the end of each year. Except for the foregoing, all other terms of the Employment Agreement were not modified or amended and thus remain in force and effect.

Effective as of January 8, 2010, the Company entered into an Employment Agreement with Andre Schwegler, as Chief Financial Officer, which is for a term which expires on December 31, 2013 unless terminated sooner. As compensation, Mr. Schwegler shall receive a base salary in the amount of $10,000 per month until November 30, 2010 and thereafter until the end of the term in the amount of $12,500 per month.  Mr. Schwegler is entitled to receive bonus compensation consisting of (a) $5,000 per MW installed on each of the Company’s wind energy projects, due and payable 5 days after completion of construction on such wind project, and (b) an amount equal to 25 basis points on equity amounts raised by, or loan or other indebtedness amounts received by the Company, due and payable 5 days after receipt by the Company of the subject equity or debt proceeds. In addition, Mr. Schwegler shall receive fringe benefits and other perquisites offered by the Company which includes public holidays and 14 days of paid vacation and 14 days of unpaid vacation per 12 month period, which vacation benefit must be used as it does not accrue or extend into subsequent periods and no right exits to receive payment for any unused vacation time.  The Employment Agreement contains various other provisions which includes, without limitation, confidentiality, non-solicitation and non-compete provisions, provisions applicable to termination of employment (with and without cause) and other miscellaneous provisions.

 Item 8.01 – Other Events.

On January 8, 2010, NACEL Energy announced the appointment of Mark Schaftlein as a member of the Board of Directors, the resignation of Brian Lavery from the Board of Directors, the resignation of Mark Schaftlein as Chief Financial Officer and the appointment of Andre Schwegler as the Company’s new Chief Financial Officer.

A copy of the press release pertaining to the foregoing is attached hereto as an exhibit.

Item 9.01 – Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NACEL ENERGY CORPORATION

Date: January 11, 2010	By: /s/ Paul Turner
Paul Turner, Chief Executive Officer